Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus of Georgia-Pacific Corporation for the registration of 629,648 shares of its common stock, of our report dated October 28, 1998, with respect to the financial statements and our report dated December 15, 1998, with respect to the financial statement schedule of Unisource Worldwide, Inc. incorporated by reference in the Form 8-K of Georgia-Pacific Corporation filed with the Securities and Exchange Commission on July 15, 1999.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 23, 1999